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                                                                   EXHIBIT 10.14


         Amendment to Section 8. Exercise of Options of the 1994 Stock Option
Plan

8.       Exercise of Options

         The term of each option shall be not more than ten (10) years from the date of granting thereof or such shorter period as is prescribed in Paragraph 9 following. No option or SAR may be exercised during the first six (6) months of its term. Within such limit, options will be exercisable at such time or times, and subject to such restrictions and conditions, as the Committee shall, in each instance, approve, which need not be uniform for all optionees; provided, however, that except as provided in Paragraphs 9 and 10 following, no option may be exercised at any time unless the optionee is then an employee of the Company or a subsidiary and has been so employed continuously since the granting of the option. The holder of an option shall have none of the rights of a shareholder with respect to the shares subject to option until such shares shall be issued to him upon the exercise of his option. Upon exercise of an option the Committee shall withhold a sufficient number of shares to satisfy the Company's withholding obligations for any taxes incurred as a result of such exercise, and the Committee may, at the request of the optionee, withhold a sufficient number of shares to satisfy the optionee's tax liability incurred as a result of such exercise up to the maximum marginal federal, state and local tax rates; provided, that in lieu of all or part of such withholding, the optionee may pay an equivalent amount of cash to the Company.